UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒                        Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EMPLOYEE Q & A

SCPIE Holdings Inc. (the “Company”) has announced that it has agreed to be acquired by The Doctors Company (“TDC”) pursuant to a merger agreement the parties signed on October 15, 2007. As previously reported, TDC has agreed to pay $28.00 in cash for each outstanding share of Company common stock in a merger transaction valued at approximately $281 million. The Company has prepared this Q & A to answer certain questions regarding the merger.

1.	What is the approximate timetable for the transaction?

The transaction is subject to a number of conditions, including approval by the stockholders of the Company, approval by the state insurance regulatory authorities and review by the Federal Trade Commission or the Antitrust Division of the Department of Justice in connection with antitrust approval under the Hart-Scott Rodino Antitrust Improvements Act of 1976. Subject to timely receiving all necessary approvals, the parties believe the transaction will close prior to the end of the first half of 2008.

2.	Will there be job opportunities with TDC?

TDC anticipates that a substantial number of employees of the Company will be offered job opportunities. Between signing of the merger agreement and closing, the companies will share additional information, which will allow for specific decisions to be made in this regard.

3.	Will the combined company retain our Century City office? If not, will there be a Los Angeles area-based office?

As you may know, TDC maintains offices in Santa Monica. They will be evaluating the locations, but they are committed to maintaining a Los Angeles area office.

4.	What will happen to our pay and benefits?

Until the closing of the transaction, the Company’s employees will continue to receive pay and benefits under the Company’s existing policies. For a period of two years after the closing of the transaction, TDC has agreed to provide benefits and compensation to employees who continue to be employed by it that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of TDC.

5.	Are our jobs at risk today?

Until the closing of the transaction, it is business as usual. All employees of the Company should work together to continue to provide excellent service to our insureds, and to continue to accomplish the goals we have set for ourselves. TDC is evaluating the current operating structure of the Company to determine if there are any organizational redundancies and may make any necessary adjustments upon the closing of the merger.

6.	If I am terminated after the transaction closes and the integration of the two companies is complete, will I be eligible for severance pay?

Yes. If the transaction closes and any employee is terminated, he or she will be eligible for severance pay pursuant to TDC’s severance policy. All employees of the Company who do not have defined termination benefits in an agreement with the Company will be eligible for this severance package. The severance package consists of:

•	Thirty days’ pay in-lieu-of notice; and

•

Severance pay based on the employee’s years of service rounded up or down to the nearest whole year. Severance will be a base of two weeks plus one week for every year of service up to a maximum of 16 weeks severance. For example, if an individual has been employed for 7 years, that person will receive 9 weeks severance pay; and

•	One month of COBRA.

TDC is required to continue providing the severance package described above two years after the date of closing. Thereafter, all non-officer lay-offs will revert to the standard TDC severance package in effect from time to time.

7.	Will the SCPIE name continue to exist?

TDC recognizes the loyalty that you have helped to create among our insureds. As such, it intends to use the name in a transitional manner to assure insureds that the same service they have enjoyed will continue. Over time, the SCPIE name will be phased out.

8.	Who will be in charge of the combined company?

The current management team of the Company will continue to run the Company in the same manner that it has in the past until the transaction closes. Post-closing, Dr. Richard E. Anderson, TDC’s Chairman and CEO, will lead the combined company. Robert Francis, Chief Operating Officer, will be directly responsible for the management team.

9.	What will happen to the stock options I may have in the Company?

Pursuant to the terms of the merger agreement, all stock options will be cancelled at the closing of the transaction, unless earlier exercised by the holder in accordance with their terms. Holders of in-the-money stock options will receive a cash payment for each share subject thereto equal to the excess of $28.00 over the option’s per-share exercise price (net of applicable withholding taxes). All out-of-the-money stock options will be cancelled for no consideration.

10.	What about the bonuses under the Annual Incentive Plan?

The transaction will not affect cash payments under the Company’s Annual Incentive Plan for 2007. The performance targets and targeted bonus opportunities for 2007 were approved by the Compensation Committee of the Board and communicated to the plan’s participants in March 2007. If the minimum performance targets are met, bonuses under the Annual Incentive Plan for 2007 will be paid to participants in early 2008.

11.	When will we know more?

Events will unfold on an ongoing basis, and we will keep you updated through periodic communications.

12.	How should I respond to media inquiries?

If you are contacted by the media or any other external source for comment on this topic, please refer the caller to the following individual:

Howard Bender

Vice President, Communications

SCPIE Holdings Inc.

310/551-5948

e-mail: hbender@scpie.com

Additional Information About the Merger and Where to Find It

In connection with the merger, Company intends to file relevant materials with the Securities and Exchange Commission (SEC), including a proxy statement. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TDC, THE COMPANY AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting the Company’s communications department at SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067-1712, or by accessing the Company’s website (www.scpie.com) and clicking on the Investors/Media section. Investors are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

The Company and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger. Information about the executive officers and directors of the Company and the number of shares of the Company’s common stock beneficially owned by such persons is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007. Investors may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.